Exhibit 10.9

October 30, 2006

Thomas R. Lavelle

Dear Tom:

We are pleased to offer you a position with Rambus as Senior Vice President and General Counsel, contingent on the completion of the Reference and Criminal Background Check process.

Your starting base salary will be $25,000.00/month, which over a full year would equal $300,000.00. You will also have a target bonus of $200,000.00 annually, commencing in 2007. You will be eligible for Rambus’ standard benefits package including insurance and 3 weeks annual vacation.

You will also receive a signing bonus of $150,000.00. This will be payable within 2 weeks of your start date. If you should terminate employment with Rambus for any reason other than your death or Disability (as such term is defined below) within one year of your start date, you will be required to repay a pro-rated portion of the amount received, unless you become eligible to receive severance payments during the Severance Period (as such term is defined below) in which case the pro-rated portion will be automatically deducted from severance payments otherwise payable to you as specified below.

Rambus will grant an option to you to purchase 200,000 shares of Rambus stock. The option grant will automatically be made on the first market day of the first full month after your first day of employment at Rambus, and will be priced at 100% of the fair market value on such date. Your option will vest as follows: no option shares will vest in the first six months; after six months 10% of the covered option shares will vest; after that option shares will vest each month at a linear rate such that all option shares have vested exactly five years after starting with Rambus. This is a standard vesting schedule. All vesting is subject to your remaining a Service Provider, as defined in our 1997 Stock Plan (“Service Provider”), through the relevant vesting dates. Your option will otherwise have the standard terms and conditions of our form stock option agreement under the 1997 Stock Plan. Any vesting will be delayed until such time as the S-8 registration statement covering shares issuable under the 1997 Stock Incentive Plan becomes effective (the “Compliance Date”); provided, however, that the original vesting schedule set forth above shall be reinstated in full as of the Compliance Date (i.e., no option shares will vest in the first six months from your start date; after six months 10% of the covered option shares will vest; after that option shares will vest each month at a linear rate such that all option shares have vested exactly five years after starting with Rambus).

Additionally, on the Compliance Date, Rambus will grant you 40,000 restricted stock units under the following vesting schedule: 10,000 shares will vest on your twelve month anniversary, or the next open window, if closed; the remainder will vest in equal 10,000 share amounts on your anniversary in each of the following three years, or the next open window, if closed, subject to your remaining a Service Provider through such vesting dates. Your restricted stock units will otherwise be subject to the standard terms and conditions of our form Restricted Stock Unit agreement under the 1997 Stock Plan.

Subject to your executing, not revoking and complying with a release of claims in favor of Rambus in substantially the form attached hereto as Exhibit A, in the event your employment is terminated by Rambus during the period that ends 12 months following your start date (the “Severance Period”) other than for (i) “Cause,” or (ii) your death or “Disability” (as such terms are defined herein), or in the event that within the Severance Period and following a Change of Control (as defined herein) you voluntarily terminate your employment following an Involuntary Termination (as such term is defined in our 1997 Stock Plan), then you shall receive severance payments of one year’s base salary and target bonus and, subject to your timely electing COBRA continuation coverage, 100% reimbursement for twelve months’ of COBRA premiums for you and your covered dependents. Any such cash payments may be reduced by the portion of the sign-on bonus that you are required to repay. Severance payments and benefits may be delayed hereunder in order to comply with the provisions of Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder.

For the purposes of this offer letter agreement, “Cause” shall mean (i) you are convicted of or pleas nolo contendere or guilty to a felony; (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct, provided that no act or failure to: act shall be considered “willful” under this definition unless you acted, or failed to act, with an absence of good faith and without a reasonable belief that your action, or failure to act, was in the best interest of Rambus; (iii) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment; (iv) following delivery to you of a written demand for performance from Rambus which describes the basis for the Rambus’s reasonable belief that you have not substantially performed your duties, continued violations by you of your obligations to the Rambus which are demonstrably willful and deliberate on Executive’s part; provided, however, that your failure to achieve certain results, such as the Rambus’s business plan, that is not the result of your demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.”

For the purposes of this offer letter agreement, “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Rambus representing fifty percent (50%) or more of the total voting power represented by Rambus’s then outstanding voting securities; (ii) a change in the composition of the Rambus Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors”

shall mean directors who either (A) are directors of Rambus as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of Rambus); (iii) the consummation of a merger or consolidation of Rambus with any other corporation, other than a merger or consolidation which would result in the voting securities of Rambus outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Rambus or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by Rambus of all or substantially all Rambus’s assets.

For the purposes of this offer letter agreement, “Disability” shall mean that the you have been unable to perform with reasonable accommodation your duties as an employee of Rambus as the result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by Rambus or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld).

Enclosed is a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Compliance Program and our Code of Business Conduct and Ethics. Please review, sign the acknowledgment forms, and return on your first day of work.

You agree that any dispute or controversy arising out of, relating to, or in connection with this offer letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Rambus shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

You and Rambus understand and acknowledge that your employment with Rambus constitutes “at-will” employment. Subject to the provision of any severance benefits required above, you and Rambus acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either you or Rambus.

You represent that you (a) are not a party to an employment agreement or other contract or arrangement which prohibits your full time employment with Rambus, and (b) do no know of any conflict which would restrict your employment with Rambus.

This offer letter agreement, the agreements relating to your stock option and restricted stock unit awards referenced herein, the Confidential Information and Invention Assignment Agreement, our Insider Trading Compliance Program and our Code of Business Conduct and Ethics represent the entire agreement and understanding between you and Rambus as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this offer letter agreement shall be binding unless in writing and signed by duly authorized representatives of you and Rambus.

This offer letter agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter agreement or relating to any arbitration in which you and Rambus are participants.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

If you wish to accept employment at Rambus under the terms set out above, please sign and date this letter and return it to me no later than Friday, November 3, 2006, keeping the copy for your records. If you accept our offer we would like you to start as soon as possible.

Tom, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

Sincerely,
/s/ Harold Hughes
CEO

I have read and accept the above:

/s/ Thomas R. Lavelle	10/31/06
Signature	Date Signed

Start Date